Exhibit 99.1

Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS JUNE SALES RESULTS

New York, New York – July 7, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 487 stores, announced today that total net sales for the five-week period ended July 2, 2005 increased 7.6% to $91.1 million, compared to $84.7 million in the prior year period.  Comparable store sales increased 3.3% for the five-week period, compared to a comparable store sales increase of 9.7% in the prior year period.

Total net sales for the twenty two-week year-to-date period ended July 2, 2005 increased 6.6% to $457.9 million, as compared to $429.5 million in the prior year period.  Comparable store sales increased 3.2% for the twenty two-week period, compared to a comparable store sales increase of 14.7% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “June sales met our expectations and we were particularly pleased that all regions showed positive comparable store sales.  Initial results on early fall selling, especially in the denim and collection businesses, were very encouraging and we believe we are well positioned as we move into the third quarter.”

The Company opened four new stores and closed three stores in June, ending the month with 487 locations and 3.191 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s prerecorded June sales message beginning today, Thursday, July 7, 2005 at 8:30am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 487 retail stores in 45 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.